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                                  Exhibit 99.1

                              RADVIEW SOFTWARE LTD
                          7 New England Executive Park
                              Burlington, MA 02110

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

March 20, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

         Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, RadView Software LTD has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of personnel at foreign affiliates of Andersen and national office consultation.

Very truly yours,

RadView Software Ltd

/s/ Brian E. LeClair

Brian E. LeClair
Vice President and Chief Financial Officer